U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|X| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Chase Equity Associates, LLC ("CEA, LLC") (FN 1)
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   (Last)               (First)                 (Middle)

   c/o Chase Capital Partners

--------------------------------------------------------------------------------
                                    (Street)

   380 Madison Avenue - 12th   Floor

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   (City)               (State)                 (Zip)

  New York              New York                10017
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Affiliated Managers Group, Inc. ("AMG")
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   January 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)

   February 1999
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               2/25/99        C               394,721     A      N/A       0             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               2/25/99        S               394,721     D      27.125    0             D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Class B Non-        1 for 1  2/25/99  C             394,721  (FN 2)   N/A      Common    394,721  N/A     1,271,929  D
Voting Common                                                                  Stock
Stock
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====================================================================================================================================

 Explanation of Response:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) Chase Equity Associates, LLC ("CEA, LLC") became the successor to Chase Equity Associates, LP ("CEA, LP"), and (ii) CCP-CMC Consolidating, LLC ("Consolidating"), a newly-organized affiliate of Chase Capital Partners ("CCP"), became the sole member of CEA, LLC. CCP is the managing member of Consolidating, and pursuant to a master advisory agreement with Consolidating, the manager, by delegation, of CEA, LLC. Prior to the internal reorganization, CCP was the general partner, and the sole shareholder of Consolidating was the limited partner, of CEA, LP. The internal reorganization changed CEA, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

(2) Each share of Class B Non-Voting Common Stock is convertible into 1 share of Common Stock at the option of By: Chase Capital Partners, as Manager the holder upon the occurrence of certain events.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Chase Equity Associates, LLC

By: Chase Capital Partners, as Manager

                                                              February   , 2000

--------------------------------------------------------------------------------
** Signature of Reporting Person                                    Date
By:
Title:                                      of Chase Capital
Partners

-----------------------------------------------------------------------------------------------------------------------------------
   Name and Address of     Designated Reporter(1)  Statement for     Issuer Name, Ticker          Title of          Amount of
    Reporting Person                                month/year        or Trading Symbol           Security          Securities
                                                                                                                Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
Ana Carolina Aidar             Chase Equity        January, 2000     Affiliated Managers          Class B           1,271,929
c/o Chase Capital             Associates, LLC                        Group, Inc. ("AMG")     Non-Voting Common
Partners                                                                                           Stock
Rua Verbo Divino, 1400
Sao Paulo, Brazil, SP
04719-002
-----------------------------------------------------------------------------------------------------------------------------------
John R. Baron                  Chase Equity        January, 2000     Affiliated Managers          Class B           1,271,929
c/o Chase Capital             Associates, LLC                        Group, Inc. ("AMG")     Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Christopher  C. Behrens        Chase Equity        January, 2000     Affiliated Managers          Class B           1,271,929
c/o Chase Capital             Associates, LLC                        Group, Inc. ("AMG")     Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt              Chase Equity        January, 2000     Affiliated Managers          Class B           1,271,929
c/o Chase Capital             Associates, LLC                        Group, Inc. ("AMG")     Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
David S. Britts                Chase Equity        January, 2000     Affiliated Managers          Class B           1,271,929
c/o Chase Capital             Associates, LLC                        Group, Inc. ("AMG")     Non-Voting Common
Partners                                                                                           Stock
50 California Street
San Francisco, CA  94111
-----------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin              Chase Equity        January, 2000     Affiliated Managers          Class B           1,271,929
c/o Chase Capital             Associates, LLC                        Group, Inc. ("AMG")     Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert               Chase Equity        January, 2000     Affiliated Managers          Class B           1,271,929
c/o Chase Capital             Associates, LLC                        Group, Inc. ("AMG")     Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue
12th Floor
New York, NY  10017
-----------------------------------------------------------------------------------------------------------------------------------
Eric A. Green                  Chase Equity        January, 2000     Affiliated Managers          Class B           1,271,929
c/o Chase Capital             Associates, LLC                        Group, Inc. ("AMG")     Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue
12th Floor
New York, NY  10017
-----------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon              Chase Equity        January, 2000     Affiliated Managers          Class B           1,271,929
c/o Chase Capital             Associates, LLC                        Group, Inc. ("AMG")     Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
   Name and Address of     Designated Reporter(1)   Ownership Form:     Nature of Indirect         Disclaims
    Reporting Person                                 Direct (D) or     Beneficial Ownership    Pecuniary Interest
                                                     Indirect (I)
-------------------------------------------------------------------------------------------------------------------
Ana Carolina Aidar             Chase Equity                I          See Explanatory                 Yes
c/o Chase Capital             Associates, LLC                         Note 2 below
Partners
Rua Verbo Divino, 1400
Sao Paulo, Brazil, SP
04719-002
-------------------------------------------------------------------------------------------------------------------
John R. Baron                  Chase Equity                I          See Explanatory                  No
c/o Chase Capital             Associates, LLC                         Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------
Christopher  C. Behrens        Chase Equity                I          See Explanatory                  No
c/o Chase Capital             Associates, LLC                         Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt              Chase Equity                I          See Explanatory                  No
c/o Chase Capital             Associates, LLC                         Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------
David S. Britts                Chase Equity                I          See Explanatory                  No
c/o Chase Capital             Associates, LLC                         Note 2 below
Partners
50 California Street
San Francisco, CA  94111
-------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin              Chase Equity                I          See Explanatory                  No
c/o Chase Capital             Associates, LLC                         Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------
David J. Gilbert               Chase Equity                I          See Explanatory                 Yes
c/o Chase Capital             Associates, LLC                         Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY  10017
-------------------------------------------------------------------------------------------------------------------
Eric A. Green                  Chase Equity                I          See Explanatory                 Yes
c/o Chase Capital             Associates, LLC                         Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY  10017
-------------------------------------------------------------------------------------------------------------------
Michael R. Hannon              Chase Equity                I          See Explanatory                  No
c/o Chase Capital             Associates, LLC                         Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------

Donald J. Hofmann              Chase Equity      January, 2000   Affiliated Managers Group,       Class B           1,271,929
c/o Chase Capital            Associates, LLC                            Inc. ("AMG")         Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Jonathan Meggs                 Chase Equity      January, 2000   Affiliated Managers Group,       Class B           1,271,929
c/o Chase Capital            Associates, LLC                            Inc. ("AMG")         Non-Voting Common
Partners                                                                                           Stock
125 London Wall
London EC2Y 5AJ, United
Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray              Chase Equity      January, 2000   Affiliated Managers Group,       Class B           1,271,929
c/o Chase Capital            Associates, LLC                            Inc. ("AMG")         Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor             Chase Equity      January, 2000   Affiliated Managers Group,       Class B           1,271,929
c/o Chase Capital            Associates, LLC                            Inc. ("AMG")         Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Bob Rugggiero                  Chase Equity      January, 2000   Affiliated Managers Group,       Class B           1,271,929
c/o Chase Capital            Associates, LLC                            Inc. ("AMG")         Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal                 Chase Equity      January, 2000   Affiliated Managers Group,       Class B           1,271,929
c/o Chase Capital            Associates, LLC                            Inc. ("AMG")         Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian            Chase Equity      January, 2000   Affiliated Managers Group,       Class B           1,271,929
c/o Chase Capital            Associates, LLC                            Inc. ("AMG")         Non-Voting Common
Partners                                                                                           Stock
50 California Street,
Suite 2940
San Francisco, CA 94111
------------------------------------------------------------------------------------------------------------------------------------
Lindsay Stuart                 Chase Equity      January, 2000   Affiliated Managers Group,       Class B           1,271,929
c/o Chase Capital            Associates, LLC                            Inc. ("AMG")         Non-Voting Common
Partners                                                                                           Stock
125 London Wall
London EC2Y 5AJ, United
Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan              Chase Equity       January, 2000   Affiliated Managers Group,       Class B           1,271,929
c/o Chase Capital            Associates, LLC                            Inc. ("AMG")         Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker             Chase Equity       January, 2000   Affiliated Managers Group,       Class B           1,271,929
c/o Chase Capital            Associates, LLC                            Inc. ("AMG")         Non-Voting Common
Partners                                                                                           Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------

Donald J. Hofmann              Chase Equity                I          See Explanatory                  No
c/o Chase Capital            Associates, LLC                          Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
Jonathan Meggs                 Chase Equity                I          See Explanatory                  Yes
c/o Chase Capital            Associates, LLC                          Note 2 below
Partners
125 London Wall
London EC2Y 5AJ, United
Kingdom
--------------------------------------------------------------------------------------------------------------------
Stephen P. Murray              Chase Equity                I          See Explanatory                  No
c/o Chase Capital            Associates, LLC                          Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor             Chase Equity                I          See Explanatory                  No
c/o Chase Capital            Associates, LLC                          Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
Bob Rugggiero                  Chase Equity                I          See Explanatory                  Yes
c/o Chase Capital            Associates, LLC                          Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
Susan L. Segal                 Chase Equity                I          See Explanatory                  Yes
c/o Chase Capital            Associates, LLC                          Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian            Chase Equity                I          See Explanatory                  No
c/o Chase Capital            Associates, LLC                          Note 2 below
Partners
50 California Street,
Suite 2940
San Francisco, CA 94111
--------------------------------------------------------------------------------------------------------------------
Lindsay Stuart                 Chase Equity                I          See Explanatory                  Yes
c/o Chase Capital            Associates, LLC                          Note 2 below
Partners
125 London Wall
London EC2Y 5AJ, United
Kingdom
--------------------------------------------------------------------------------------------------------------------
Patrick Sullivan              Chase Equity                 I          See Explanatory                  Yes
c/o Chase Capital            Associates, LLC                          Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker             Chase Equity                 I          See Explanatory                  No
c/o Chase Capital            Associates, LLC                          Note 2 and 3 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------

Timothy J. Walsh              Chase Equity       January, 2000   Affiliated Managers Group,       Class B          1,271,929
c/o Chase Capital           Associates, LLC                             Inc. ("AMG")            Non-Voting
Partners                                                                                       Common Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters             Chase Equity       January, 2000   Affiliated Managers Group,       Class B          1,271,929
c/o Chase Capital           Associates, LLC                             Inc. ("AMG")            Non-Voting
Partners                                                                                       Common Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker              Chase Equity       January, 2000   Affiliated Managers Group,       Class B          1,271,929
c/o Chase Capital           Associates, LLC                             Inc. ("AMG")            Non-Voting
Partners                                                                                       Common Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
CCP European                  Chase Equity       January, 2000   Affiliated Managers Group,       Class B          1,271,929
Principals, LLC             Associates, LLC                             Inc. ("AMG")            Non-Voting
c/o Chase Capital                                                                              Common Stock
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC           Chase Equity       January, 2000   Affiliated Managers Group,       Class B          1,271,929
c/o Chase Capital           Associates, LLC                             Inc. ("AMG")            Non-Voting
Partners                                                                                       Common Stock
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Chase Capital                 Chase Equity       January, 2000   Affiliated Managers Group,       Class B          1,271,929
Corporation                 Associates, LLC                             Inc. ("AMG")            Non-Voting
c/o Chase Capital                                                                              Common Stock
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan           Chase Equity       January, 2000   Affiliated Managers Group,       Class B          1,271,929
Corporation                 Associates, LLC                             Inc. ("AMG")            Non-Voting
270 Park Avenue                                                                                Common Stock
35th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
Chase Capital Partners        Chase Equity       January, 2000   Affiliated Managers Group,       Class B          1,271,929
380 Madison Avenue 12th     Associates, LLC                             Inc. ("AMG")            Non-Voting
Floor                                                                                          Common Stock
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------------
CCP-CMC Consolidating,        Chase Equity       January, 2000   Affiliated Managers Group,       Class B          1,271,929
LLC c/o Chase Capital       Associates, LLC                             Inc. ("AMG")            Non-Voting
Partners                                                                                       Common Stock
380 Madison Avenue
New York, NY  10017
-----------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand             Chase Equity       January, 2000   Affiliated Managers Group,       Class B          1,271,929
c/o Chase Capital           Associates, LLC                             Inc. ("AMG")            Non-Voting
Partners                                                                                       Common Stock
380 Madison Avenue
12th Floor
New York, NY  10017
-----------------------------------------------------------------------------------------------------------------------------------

Timothy J. Walsh              Chase Equity              I          See Explanatory                  Yes
c/o Chase Capital           Associates, LLC                        Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
Richard D. Waters             Chase Equity              I          See Explanatory                  Yes
c/o Chase Capital           Associates, LLC                        Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
Damion E. Wicker              Chase Equity              I          See Explanatory                   No
c/o Chase Capital           Associates, LLC                        Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
CCP European                  Chase Equity              I          See Explanatory                   No
Principals, LLC             Associates, LLC                        Note 2 below
c/o Chase Capital
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
CCP Principals, LLC           Chase Equity              I          See Explanatory                   No
c/o Chase Capital           Associates, LLC                        Note 2 below
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
Chase Capital                 Chase Equity              I          See Explanatory                   No
Corporation                 Associates, LLC                        Note 2 below
c/o Chase Capital
Partners
380 Madison Avenue 12th
Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
The Chase Manhattan           Chase Equity              I          See Explanatory Note              No
Corporation                 Associates, LLC                        4 below
270 Park Avenue
35th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
Chase Capital Partners        Chase Equity              I          See Explanatory                   No
380 Madison Avenue 12th     Associates, LLC                        Note 5 below
Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
CCP-CMC Consolidating,        Chase Equity              I          See Explanatory                   No
LLC c/o Chase Capital       Associates, LLC                        Note 6 below
Partners
380 Madison Avenue
New York, NY  10017
------------------------------------------------------------------------------------------------------------------
Brian J. Richmand             Chase Equity              I          See Explanatory                   No
c/o Chase Capital           Associates, LLC                        Note 7 below
Partners
380 Madison Avenue
12th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the manager, by delegation, of CEA, LLC pursuant to an advisory agreement with CCP-CMC Consolidating, LLC ("Consolidating"). The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CEA, LLC.

3) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of CCP, which is the manager, by delegation, of CEA, LLC pursuant to an advisory agreement with Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CEA, LLC. The reporting person is a director of the Issuer.

4) The amounts shown in Tables I and II represent beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because it is the non-managing member of CEA, LLC and its manager, by delegation, pursuant to an advisory agreement with Consolidating. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CEA, LLC.

5) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of Consolidating, the managing member of CEA, LLC. CCP is also the manager, by delegation, of CEA, LLC pursuant to an advisory agreement with Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CEA, LLC.

6) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CEA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CEA, LLC.

7) The amount shown in Table II represents the beneficial ownership of the Issuer's securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until December 31, 1999.